UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*


                            FalconStor Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   306137100
                              --------------------
                                 (CUSIP Number)


                                 January 7, 2009
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |X|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 306137100                              13G
---------------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                             Woodland Partners

---------------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

---------------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                            New York
---------------------------------------------------------------------------------------------------------------------------

                                  5     SOLE VOTING POWER
            Number of                   793,000 shares
             Shares               -----------------------------------------------------------------------------------------
          Beneficially            6     SHARED VOTING POWER
            Owned By                    0 shares
              Each                -----------------------------------------------------------------------------------------
            Reporting             7     SOLE DISPOSITIVE POWER
             Person                     793,000 shares
              With                -----------------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        0 shares
---------------------------------------------------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 793,000 shares

---------------------------------------------------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                [ ]

---------------------------------------------------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                     1.7%
---------------------------------------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                     PN

---------------------------------------------------------------------------------------------------------------------------


CUSIP No. 306137100                              13G
---------------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                             Barry Rubenstein

---------------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

---------------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                            United States
---------------------------------------------------------------------------------------------------------------------------

                                  5     SOLE VOTING POWER
            Number of                   841,000 shares
             Shares               -----------------------------------------------------------------------------------------
          Beneficially            6     SHARED VOTING POWER
            Owned By                    1,650,281 shares
              Each                -----------------------------------------------------------------------------------------
            Reporting             7     SOLE DISPOSITIVE POWER
             Person                     841,000 shares
              With                -----------------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        1,650,281 shares
---------------------------------------------------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 2,491,281 shares

---------------------------------------------------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                [ ]

---------------------------------------------------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                       5.3%

---------------------------------------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                       IN

---------------------------------------------------------------------------------------------------------------------------


CUSIP No. 306137100                              13G
---------------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                             Marilyn Rubenstein

---------------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

---------------------------------------------------------------------------------------------------------------------------

3. SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                            United States
---------------------------------------------------------------------------------------------------------------------------

                                  5     SOLE VOTING POWER
            Number of                   1,258 shares
             Shares               -----------------------------------------------------------------------------------------
          Beneficially            6     SHARED VOTING POWER
            Owned By                    2,490,023 shares
              Each                -----------------------------------------------------------------------------------------
            Reporting             7     SOLE DISPOSITIVE POWER
             Person                     1,258 shares
              With                -----------------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        2,490,023 shares
---------------------------------------------------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 2,491,281 shares

---------------------------------------------------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                [ ]

---------------------------------------------------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                       5.3%

---------------------------------------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                       IN

---------------------------------------------------------------------------------------------------------------------------


CUSIP No. 306137100                              13G
---------------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                             Woodland Venture Fund

---------------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

---------------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                            New York
---------------------------------------------------------------------------------------------------------------------------

            Number of             5     SOLE VOTING POWER
             Shares                     436,800 shares
          Beneficially            -----------------------------------------------------------------------------------------
            Owned By              6     SHARED VOTING POWER
              Each                      0 shares
            Reporting             -----------------------------------------------------------------------------------------
             Person               7     SOLE DISPOSITIVE POWER
              With                      436,800 shares
                                  -----------------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        0 shares
---------------------------------------------------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 436,800 shares

---------------------------------------------------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                [ ]

---------------------------------------------------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                      0.9%

---------------------------------------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                      PN

---------------------------------------------------------------------------------------------------------------------------


CUSIP No. 306137100                              13G
---------------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                             Seneca Ventures

---------------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

---------------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                            New York
---------------------------------------------------------------------------------------------------------------------------

                                  5     SOLE VOTING POWER
            Number of                   131,323 shares
             Shares               -----------------------------------------------------------------------------------------
          Beneficially            6     SHARED VOTING POWER
            Owned By                    0 shares
              Each                -----------------------------------------------------------------------------------------
            Reporting             7     SOLE DISPOSITIVE POWER
             Person                     131,323 shares
              With                -----------------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        0 shares
---------------------------------------------------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 131,323 shares

---------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                [ ]

---------------------------------------------------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                      0.3%

---------------------------------------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                      PN

---------------------------------------------------------------------------------------------------------------------------


CUSIP No. 306137100                              13G
---------------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                             Woodland Services Corp.

---------------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

---------------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                            New York
---------------------------------------------------------------------------------------------------------------------------

                                  5     SOLE VOTING POWER
            Number of                   0 shares
             Shares               -----------------------------------------------------------------------------------------
          Beneficially            6     SHARED VOTING POWER
            Owned By                    568,123 shares
              Each                -----------------------------------------------------------------------------------------
            Reporting             7     SOLE DISPOSITIVE POWER
             Person                     0 shares
              With                -----------------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        568,123 shares
---------------------------------------------------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 568,123 shares

---------------------------------------------------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                [ ]

---------------------------------------------------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                      1.2%

---------------------------------------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                      CO

---------------------------------------------------------------------------------------------------------------------------


CUSIP No. 306137100                              13G
---------------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                             Brookwood Partners, L.P.

---------------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

---------------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                            New York
---------------------------------------------------------------------------------------------------------------------------

                                  5     SOLE VOTING POWER
            Number of                   187,900 shares
             Shares               -----------------------------------------------------------------------------------------
          Beneficially            6     SHARED VOTING POWER
            Owned By                    0 shares
              Each                -----------------------------------------------------------------------------------------
            Reporting             7     SOLE DISPOSITIVE POWER
             Person                     187,900 shares
              With                -----------------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        0 shares
---------------------------------------------------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 187,900 shares

---------------------------------------------------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                [ ]

---------------------------------------------------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                      0.4%

---------------------------------------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                      PN

---------------------------------------------------------------------------------------------------------------------------


ITEM 1.

           (a)     Name of Issuer:

                   FalconStor Software, Inc.

           (b)     Address of Issuer's Principal Executive Offices:

                   2 Huntington Quadrangle
                   Melville, New York 11747

ITEM 2.
1.         (a)     Name of Person Filing:         Woodland Partners
           (b)     Address of Principal Business Office, or, if none, Residence:
                                                  68 Wheatley Road
                                                  Brookville, New York 11545
           (c)     Place of Organization:         New York
           (d)     Title of Class of Securities:  Common Stock, $0.001 par value per share
           (e)     CUSIP Number:                  306137100

2.         (a)     Name of Person Filing:         Barry Rubenstein
           (b)     Address of Principal Business Office, or, if none, Residence:
                                                  68 Wheatley Road
                                                  Brookville, New York 11545
           (c)     Citizenship:                   United States
           (d)     Title of Class of Securities:  Common Stock, $0.001 par value per share
           (e)     CUSIP Number:                  306137100

3.         (a)     Name of Person Filing:         Marilyn Rubenstein
           (b)     Address of Principal Business Office, or, if none, Residence:
                                                  68 Wheatley Road
                                                  Brookville, New York 11545
           (c)     Citizenship:                   United States
           (d)     Title of Class of Securities:  Common Stock, $0.001 par value per share
           (e)     CUSIP Number:                  306137100

4.         (a)     Name of Person Filing:         Woodland Venture Fund
           (b)     Address of Principal Business Office, or, if none, Residence:
                                                  68 Wheatley Road
                                                  Brookville, New York 11545
           (c)     Place of Organization:         New York
           (d)     Title of Class of Securities:  Common Stock, $0.001 par value per share
           (e)     CUSIP Number:                  306137100

5.         (a)     Name of Person Filing:         Seneca Ventures
           (b)     Address of Principal Business Office, or, if none, Residence:
                                                  68 Wheatley Road
                                                  Brookville, New York 11545
           (c)     Place of Organization:         New York
           (d)     Title of Class of Securities:  Common Stock, $0.001 par value per share
           (e)     CUSIP Number:                  306137100

6.         (a)     Name of Person Filing:         Woodland Services Corp.
           (b)     Address of Principal Business Office, or, if none, Residence:
                                                  68 Wheatley Road
                                                  Brookville, New York 11545
           (c)     Place of Organization:         New York
           (d)     Title of Class of Securities:  Common Stock, $0.001 par value per share
           (e)     CUSIP Number:                  306137100

7.         (a)     Name of Person Filing:         Brookwood Partners, L.P.
           (b)     Address of Principal Business Office, or, if none, Residence:
                                                  68 Wheatley Road
                                                  Brookville, New York 11545
           (c)     Place of Organization:         New York
           (d)     Title of Class of Securities:  Common Stock, $0.001 par value per share
           (e)     CUSIP Number:                  306137100

ITEM 3.    If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

           (a)     [ ]    Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).

           (b)     [ ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

           (c)     [ ]    Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d)     [ ]    Investment company registered under section 8 of the Investment Company Act of
                          1940 (15 U.S.C. 80a-8).

           (e)     [ ]    An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

           (f)     [ ]    An employee benefit plan or endowment fund in accordance with
                          ss.240.13d-1(b)(1)(ii)(F).

           (g)     [ ]    A parent holding company or control person in accordance with
                          ss.240.13d-1(b)(1)(ii)(G).

           (h)     [ ]    A savings associations as defined in Section 3(b) of the Federal Deposit
                          Insurance Act (12 U.S.C. 1813).

           (i)     [ ]    A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

           (j)     [ ]    Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


ITEM 4.    OWNERSHIP.

           The percentages of beneficial ownership shown below are based on 47,117,435 shares of Common Stock outstanding as of October 31, 2008, as reported in the Issuer's quarterly report on Form 10-Q for the period ended September 30, 2008.

           The following includes securities of the Issuer held by the reporting persons as of January 16, 2009.

1.         Woodland Partners:
           (a) Amount Beneficially Owned: 793,000(1) shares.
           (b) Percent of Class: 1.7%
           (c) Number of shares as to which such person has:
               (i) sole power to vote or to direct the vote: 793,000(1) shares.
               (ii)  shared power to vote or to direct the vote: 0 shares.
               (iii) sole power to dispose or to direct the disposition of:
                     793,000(1) shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     0 shares.

2.         Barry Rubenstein:
           (a) Amount Beneficially Owned: 2,491,281(1,2,3,4,5,6,7,8,9,10)
               shares. Barry Rubenstein is a general partner of Seneca Ventures, Woodland Venture Fund, Woodland Partners and Brookwood Partners, L.P., and an officer and director of Woodland Services Corp.
               Mr. Rubenstein is the husband of Marilyn Rubenstein.
           (b) Percent of Class: 5.3%
           (c) Number of shares as to which such person has:
               (i) sole power to vote or to direct the vote: 841,000(2,3,4) shares.
               (ii)  shared power to vote or to direct the vote:
                     1,650,281(1,5,6,7,8,9,10) shares.
               (iii) sole power to dispose or to direct the disposition of:
                     841,000(2,3,4) shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     1,650,281(1,5,6,7,8,9,10) shares.

3.         Marilyn Rubenstein:
           (a) Amount Beneficially Owned: 2,491,281(1,2,3,4,5,6,7,8,9,10)
               Marilyn Rubenstein is a general partner of Woodland Partners and Brookwood Partners, L.P., and an officer of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.


-----------
(1) Includes 793,000 shares of Common Stock held by Woodland Partners.
(2) Includes 706,000 shares of Common Stock held by Barry Rubenstein.
(3) Includes 100,000 shares of Common Stock held by the Barry Rubenstein Rollover IRA account.
(4) Includes 35,000 shares of Common Stock held by the Barry Rubenstein IRA account.
(5) Includes 100,000 shares of Common Stock held in a joint account by Barry Rubenstein and Marilyn Rubenstein.
(6) Includes 1,258 shares of Common Stock held by Marilyn Rubenstein.
(7) Includes 436,800 shares of Common Stock held by Woodland Venture Fund.
(8) Includes 131,323 shares of Common Stock held by Seneca Ventures.
(9) Includes 187,900 shares of Common Stock held by Brookwood Partners, L.P.
(10)The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

           (b) Percent of Class: 5.3%
           (c) Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 1,258(6) shares.
               (ii)  shared power to vote or to direct the vote:
                     2,490,023(1,2,3,4,5,7,8,9,10) shares.
               (iii) sole power to dispose or to direct the disposition of:
                     1,258(6) shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     2,490,023(1,2,3,4,5,7,8,9,10) shares.

4.         Woodland Venture Fund:
           (a) Amount Beneficially Owned: 436,800(7) shares.
           (b) Percent of Class: 0.9%
           (c) Number of shares as to which such person has:
               (i) sole power to vote or to direct the vote: 436,800(7) shares.
               (ii)  shared power to vote or to direct the vote: 0 shares.
               (iii) sole power to dispose or to direct the disposition of:
                     436,800(7) shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     0 shares.

5          Seneca Ventures:
           (a) Amount Beneficially Owned: 131,323(8) shares.
           (b) Percent of Class: 0.3%
           (c) Number of shares as to which such person has:
               (i) sole power to vote or to direct the vote: 131,323(8) shares.
               (ii)  shared power to vote or to direct the vote: 0 shares.
               (iii) sole power to dispose or to direct the disposition of:
                     131,323(8) shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     0 shares.

6.         Woodland Services Corp.:
           (a) Amount Beneficially Owned: 568,123(7,8,10) shares. Woodland Services Corp. is a general partner of Seneca Ventures and Woodland Venture Fund.
           (b) Percent of Class: 1.2%
           (c) Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 0 shares.
               (ii) shared power to vote or to direct the vote: 568,123(7,8,10) shares.
               (iii) sole power to dispose or to direct the disposition of:
                     0 shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     568,123(7,8,10) shares.

7.         Brookwood Partners, L.P.:
           (a) Amount Beneficially Owned: 187,900(9) shares.
           (b) Percent of Class: 0.4%
           (c) Number of shares as to which such person has:
               (i) sole power to vote or to direct the vote: 187,900(9) shares.
               (ii)  shared power to vote or to direct the vote: 0 shares.
               (iii) sole power to dispose or to direct the disposition of:
                     187,900(9) shares.
               (v)   shared power to dispose or to direct the disposition of:
                     0 shares.


        A Joint Filing Agreement is attached hereto as Exhibit A.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

INSTRUCTION: Dissolution of a group requires a response to this item.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not Applicable.

ITEM 10.     CERTIFICATION.

                     By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated:  January 22, 2009

                                     WOODLAND PARTNERS

                                     By: /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, a General Partner

                                     WOODLAND VENTURE FUND

                                     By: /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, a General Partner

                                     SENECA VENTURES

                                     By: /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, a General Partner

                                     WOODLAND SERVICES CORP.

                                     By: /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, President

                                     BROOKWOOD PARTNERS, L.P.

                                     By: /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, a General Partner


                                     /s/ Barry Rubenstein
                                     -------------------------------------------
                                     Barry Rubenstein

                                     /s/ Marilyn Rubenstein
                                     -------------------------------------------
                                     Marilyn Rubenstein


ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
            CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G with respect to the securities of FalconStor Software, Inc. and any further amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

         This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated:  January 22, 2009

                                     WOODLAND PARTNERS

                                     By: /s/ Barry Rubenstein
                                         --------------------------------------
                                         Barry Rubenstein, a General Partner

                                     WOODLAND VENTURE FUND

                                     By: /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, a General Partner

                                     SENECA VENTURES

                                     By: /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, a General Partner

                                     WOODLAND SERVICES CORP.

                                     By: /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, President

                                     BROOKWOOD PARTNERS, L.P.

                                     By: /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, a General Partner


                                     /s/ Barry Rubenstein
                                     -------------------------------------------
                                     Barry Rubenstein

                                     /s/ Marilyn Rubenstein
                                     -------------------------------------------
                                     Marilyn Rubenstein